Exhibit 99.1

Press Release

Aspen Insurance Holdings Announces Director Has Stepped Down from

Board of Directors

Hamilton, BERMUDA, July 28, 2011 — Aspen Insurance Holdings Limited (“Aspen” or “the Company”) (NYSE:AHL) today announced that Mr. Matthew B. Botein has stepped down from the Board of Directors.

Mr. Botein, who is Managing Director and Head of BlackRock Alternative Investors, has decided to step down due to increased professional commitments at BlackRock. Mr. Botein was a Director of Aspen representing the interests of Blackstone, a founding investor, from the Company’s formation until 2003. Mr. Botein rejoined the Board of Aspen on July 25, 2007, and has been a member of the Compensation Committee, the Investment Committee and the Corporate Governance and Nominating Committee.

“I have greatly enjoyed working with Matt, and, on behalf of the Executive Management team, would like to thank him for the tremendous contribution he has made to Aspen over many years which has covered a very broad spectrum of our business in addition to bringing his considerable insights in investment, corporate finance and capital markets to bear.” said Chris O’Kane, Chief Executive Officer.

“We are sorry that Matt has stepped down from our Board. He has made a very significant contribution to our Board discussion and debate and has offered invaluable insight and counsel on a wide range of topics to Directors as we have progressed our strategy. We wish him every success in his future endeavours.” said Glyn Jones, Chairman of the Company.

About Aspen Insurance Holdings Limited

The Company provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United Kingdom and the United States. For the twelve months ended December 31, 2010, the Company reported gross written premiums of $2,076.8 million, net income of $312.7 million and total assets of $8.8 billion. Its operating subsidiaries have been assigned a financial strength rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service.

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CONTACT:

Investor Contacts:

Aspen Insurance Holdings Limited
Kerry Calaiaro, Senior Vice President, Investor Relations	T: +1 646 502 1076
Kerry.Calaiaro@aspen.bm
Noah Fields, Vice President, Investor Relations	T: +1 441 297 9382
Noah.Fields@aspen.bm

European Press Contact:

Citigate Dewe Rogerson
Justin Griffiths/Sarah Gestetner	T: +44 (0) 20 7638 9571

North American Press Contact:

Abernathy MacGregor
Carina Davidson/Allyson Morris	T: +1 212 371 5999